Exhibit 99.1

                 BRIGHAM EXPLORATION REPORTS YEAR END RESULTS
                   INCLUDING RECORD 2004 FINANCIAL RESULTS

     AUSTIN, Texas, March 3 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced its financial results for the fiscal year and quarter ended December 31, 2004 and its year-end reserve numbers.

     Highlights from our performance for 2004 include:

     -- 15% growth in 2004 production over production in 2003;

     -- 40% growth in revenue to $72.2 million over revenue in 2003 of $51.7 million; and

     -- 28% growth in operating income to $27.9 million over operating income in 2003 of $21.8 million.

     YEAR-END 2004 RESULTS
     Average net daily production volumes for 2004 were 34.1 MMcfe per day compared to 29.7 MMcfe per day in 2003. Revenues from the sale of oil and natural gas, net of hedging, grew 39% to $71.7 million in 2004 compared to $51.5 million last year. Higher production volumes for 2004 resulted in an increase in revenue of approximately $9.6 million while a 14% increase in our average equivalent sales price combined with a decrease in hedging losses increased revenues by $10.6 million. Our average realized prices for 2004 were $5.84 per Mcf for natural gas and $35.17 per barrel for oil, compared to $4.92 per Mcf and $28.17 per barrel in 2003. Our average realized price for 2004 includes losses from the cash settlement of hedging transactions of $0.21 per Mcf for natural gas and $4.96 per barrel for oil compared to $0.76 per Mcf for natural gas and $2.62 per barrel for oil in 2003.

     Production cost, which includes lease operating expenses and production taxes, were up 21% in 2004 and up 4% on a unit basis. An increase in costs for compressor rental and maintenance and saltwater disposal and an increase in production taxes due to an increase in the sales price we received from the sale of oil and natural gas were the primary reasons for the increase in our unit production costs.

     General and administrative expenses for 2004 were up 20% when compared to 2003. General and administrative expenses for 2004 included approximately $399,000 paid to outside consultants and our independent public accountants for the implementation of Section 404 of Sarbanes-Oxley and $181,813 related to the settlement of a legal dispute over the ownership of a well. Additional items that led to higher general and administrative expenses for the fourth quarter were increases in employee payroll and benefit expenses and fees paid to our external reserve engineers. Due to these higher costs, general and administrative expenses on a unit basis increased 5% in 2004 to $0.44 per Mcfe.

     Depletion of oil and natural gas properties for 2004 was $28.8 million ($2.35 per Mcfe) compared to $17 million ($1.59 per Mcfe) in 2003. An increase in production volumes accounted for 21% of the increase, while an increase in our depletion rate accounted for the remaining 79%. The increase in our depletion rate was due to a 15 Bcfe revision to our proved reserves at year-end 2004, an increase in finding and development costs in 2004 and an increase in future development costs associated with our year-end 2004 reserves.

     Interest expenses for 2004 were $3.1 million. The 35% decrease in interest expenses was primarily due to a decrease in our weighted average debt outstanding for 2004 combined with a lower interest rate that we paid on those outstanding borrowings.

     We recorded deferred income tax expenses of $9.1 million in 2004 compared to an income tax benefit of $1.6 million in 2003. Net income available to common stockholders for 2004 was $16.4 million ($0.39 diluted earnings per share) compared to net income of $14.8 million ($0.53 diluted earnings per share) in 2003.

     Our capital expenditures for oil and natural gas activities in 2004 and 2003 were:

                                                             (in millions)
                                                         2004          2003
                                                       --------      --------
     Drilling                                          $   68.2      $   35.1
     Land and G&G                                          12.9           5.9
     Capitalized Cost                                       5.7           6.1
       Net capital expenditures                        $   86.8      $   47.1

     FOURTH QUARTER 2004 RESULTS
     Net daily production volumes for the fourth quarter 2004 were 34.1 MMcfe per day and were 16% higher when compared with production volumes in last year's fourth quarter. Higher production volumes, combined with higher commodity prices and a decrease in losses due to the settlement of hedging contracts led to a 70% increase in revenue from the sale of oil and natural gas.

     Production cost for the fourth quarter 2004 were $2.5 million ($0.81 per Mcfe) and 85% higher than production costs in the fourth quarter last year. On a unit basis, lease operating expenses for the fourth quarter 2004 were $0.59 compared to $0.44 in last year's fourth quarter. The primary reasons for the increase in lease operating expense were due to higher costs for salt-water disposal, compressor rental and maintenance, well service and repair and an increase in ad valorem taxes. Production taxes for the fourth quarter 2004 were $673,000 compared to $180,000 in the fourth quarter last year. On a unit basis, production taxes for the fourth quarter 2004 were $0.22 compared to $0.07 in last year's fourth quarter. Production taxes in the fourth quarter of 2003 included a reclassification of a credit that we received from the settlement of a gas imbalance liability with one of our participants. This reclassification resulted in a decrease in our total production taxes and production taxes on a unit basis in the fourth quarter of 2003. The credit, which based on preliminary settlement information was booked in the third quarter 2003 as additional revenue, was reclassified out of revenue as a reduction to production taxes in the fourth quarter. Due to the reclassification from revenue to production taxes both our production taxes and our production taxes on a per unit basis for the fourth quarter 2003 appear low.

     General and administrative expenses for the fourth quarter 2004 were up 55% when compared to general and administrative expenses in the fourth quarter of last year. General and administrative expenses for the fourth quarter 2004 included approximately $261,000 paid to outside consultants and our independent public accountants for the implementation of Section 404 of Sarbanes-Oxley and approximately $181,813 related to the settlement of a legal dispute over the ownership of a well. Additional items that contributed to the increase in general and administrative expenses were increases in financial reporting expenses and fees paid to our external reserve engineers. Due to these higher costs, general and administrative expenses on a unit basis increased 32% in the fourth quarter 2004 to $0.54 per Mcfe.

     Depletion expense for the fourth quarter 2004 was $12.5 million ($4.06 per Mcfe) compared to $5.1 million ($1.93 per Mcfe) in the fourth quarter last year. Higher production volumes in the fourth quarter represented 11% of this change, while an increase in our depletion rate represented 89% of the increase in our depletion expense.

     A decrease in our weighted average subordinated notes outstanding combined with a decrease in the interest rate that we paid on those notes and an increase in the amount of interest that we capitalized in the fourth quarter of 2004 were the primary reasons for the decrease in our reported interest expense for the fourth quarter 2004. Interest expenses for the fourth quarter 2004 were $636,000, compared to $1 million in 2003.

     We recorded deferred income tax expenses of $1.9 million in the fourth quarter of this year, compared to an income tax benefit of $1.6 million in the fourth quarter 2003. We reported net income available to common stockholders of $1.8 million ($0.04 per diluted share) for the fourth quarter 2004 versus net income of $3.6 million ($0.10 per diluted share) for the prior year period.

     Our capital expenditures during the fourth quarter of 2004 and 2003 were:

                                                          ($'s in millions)
                                                           Three Months Ended
                                                              December 31,
                                                         2004         2003
                                                       ---------    --------
     Drilling                                          $    19.5    $   14.5
     Land and G&G                                            2.2         2.6
     Capitalized Cost                                        1.1         1.5
       Net capital expenditures                        $    22.8    $   18.6

     FULL YEAR 2005 AND FIRST QUARTER 2005 FORECAST
     The following forecasts and estimates of our full year 2005 production volumes and first quarter 2005 results are forward looking statements subject to the risks and uncertainties identified in the "Forward Looking Statements Disclosure" at the end of this release.

     In addition to providing guidance for the first quarter 2005, we have elected to provide full year production guidance for 2005. We currently expect to grow production volumes in 2005 by 10% to 15% relative to our 2004 production. This would result in average daily production of between 37.5 and
39.2 MMcfe per day (78% natural gas) for 2005.

     We currently expect first quarter 2005 production volumes to average between 28 and 32 MMcfe per day (75% natural gas). For the first quarter 2005, lease operating expenses are projected to be $0.67 per Mcfe, production taxes are projected to be approximately 5.5% of pre-hedge oil and gas revenues, and general and administrative expenses are projected to be $1.3 million ($0.52 to $0.45 per Mcfe). Based on these production and cost estimates, assumed average NYMEX prices of $6.32 per MMBtu for natural gas and $47.45 per barrel for oil, and taking into account our current outstanding hedging contracts, we forecast that our first quarter revenue will be between $16.3 and $18.7 million and operating income will be between $6.2 and $7.6 million.

     Gene Shepherd, Brigham's Chief Financial Officer, commented, "2004 was obviously a disappointing year for the company in terms of our drilling results. However, 2004 was an outstanding year for the company from the standpoint of our financial performance. A combination of strong commodity prices, production growth and our ability to hold our costs relatively flat all contributed to record revenue and operating income. Furthermore, we exited 2004 with one of the strongest balance sheets that we have had in the company's history. The company's strong underlying financial performance and it's strong balance sheet should allow it to continue to benefit from Brigham's large and growing inventory of exploration and development prospects in this outstanding commodity price environment."

     2004 PROVED RESERVES
     Our estimated net proved reserves volumes at December 31, 2004 totaled
121.3 Bcfe. Our estimated net proved developed reserves at December 31, 2004 totaled 60.2 Bcfe and our net proved undeveloped reserves totaled 61.1 Bcfe. During 2004, we added approximately 14.4 Bcfe in total proved reserves in our Texas Gulf Coast, Anadarko Basin and West Texas 3-D seismic projects. Our 2004 drilling program generated proved reserve additions that replaced 117% of our
12.3 Bcfe of reserve volumes produced during the year. However, reserve revisions at year-end 2004 totaled 15 Bcfe. These revisions resulted in large part from proved undeveloped wells drilled during 2004 at our Mills Ranch and Floyd fields. In addition, our late 2003 Floyd South discovery well, and its development well drilled in early 2004, both underperformed. In total, these revisions accounted for 83% of the total revisions. Approximately 84% of our year-end 2004 reserve volumes are natural gas and 50% are proved developed.

     At year-end 2004, the pre-tax present value ("Pre-tax PV10% Value") of our estimated proved reserves was $294 million. Our Pre-tax PV10% Value at year-end 2003 was $344 million. Our Pre-tax PV10% Value for 2004 was calculated using a Henry Hub natural gas price of $6.185 per MMBtu and a West Texas Intermediate Sweet price of $43.46 per barrel versus a Henry Hub natural gas price of $5.825 per MMBtu and a West Texas Intermediate Sweet price of $32.55 per barrel that were used for the 2003 year-end.

     Bud Brigham, the Chairman and CEO stated, "While we had a number of accomplishments during 2004, it was a very disappointing and we believe anomalous year in terms of reserves and finding costs. During most of the year we failed to achieve the drilling successes, both developmental and exploratory, that we have historically delivered. That changed late in the year, particularly with regard to our Sartwelle #3 Appling Deep Field discovery, which has the potential to become the largest field discovery in our history. However, this discovery occurred too late in the year to materially impact our 2004 reserves, though we expect it to have a very positive impact on our 2005 results.

     "Thus, for the first time in our fourteen-year history, our reserves at year-end were actually lower than that of the prior year. There are a number of contributing factors. First, we aggressively drilled our PUD's, with approximately 50% of our capital spent developing reserves already in our 2003 year-end reserve report. Unfortunately, several of our large proved undeveloped wells generated surprising results, despite being direct offsets to very strong producers, negatively impacting our year-end reserves.

     "Second, in prior years we drilled significant discoveries that elevated our overall results. In 2004 these came late in the year with our Sullivan C #30 well in our Triple Crown North joint venture, and with the Sartwelle #3 Appling Deep Field discovery. However, because these wells came in so late in the year their impact was limited. In the case of the Sartwelle #3 discovery, only 1.9 net Bcfe made our 2004 reserve report, thus we expect this field discovery to have a positive impact on our 2005 performance.

     "Since our first third party reserve report in 1992, inclusive of 2004, we've averaged a total proved all-sources finding cost of $1.79. The last disappointing year we had for finding costs was 1998. Subsequent to 1998, we generated five consecutive years of attractive finding costs and reserve growth. Since then, inclusive of 2004, our all sources total proved finding costs has averaged $1.98 per Mcfe. As was the case in 1998, we believe that many of the factors that negatively impacted 2004, position us for a very strong rebound in both reserves and finding costs in 2005."

                                                        Equivalent Reserves
                                                              (Bcfe)
                                                        -------------------
     2004 Beginning Reserves                                  134,182
       Discoveries & Extensions                                14,369
       Revisions of Previous Estimates                        (14,996)
       Production                                             (12,265)
     2004 Ending Reserves                                     121,290

     CONFERENCE CALL INFORMATION
     Brigham management will host a conference call to discuss its operational and financial results for the fourth quarter and FY 2004 with investors, analysts and other interested parties on Thursday, March 3rd, at 9:00 a.m. Central time. To participate in the call, participants within the U.S. please dial 800-299-7089 and participants outside the U.S. please dial 617-801-9714. The participant passcode for the call is 31524905. A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 11:59 p.m. Central time on Thursday, March 17th. To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888. The passcode for the conference call playback is 61118666. In addition, a live and archived web cast of the conference call will be available over the Internet at either http://www.bexp3d.com or http://www.streetevents.com . A copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on March 3, 2005, will be available on our website. To access the press release go to http://www.bexp3d.com and click on News Releases. The file with a copy of the press release is named Brigham Exploration Reports Year End Results Including Record 2004 Financial Results and is dated March 2, 2005. To access the other financial and statistical information that will be covered by the conference call that will take place on March 3, 2005, go to http://www.bexp3d.com and click on Event Calendar. The file with the other financial and statistical information is named Financial and Statistical Information for the Fourth Quarter 2004 Conference Call and is dated March 2, 2005.

     ABOUT BRIGHAM EXPLORATION
     Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

     FORWARD LOOKING STATEMENTS DISCLOSURE
     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

    Contact:  John Turner, Manager - Finance & Investor Relations
              (512) 427-3300 / investor@bexp3d.com

                           BRIGHAM EXPLORATION COMPANY
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                         Three Months Ended             Year Ended
                                            December 31,                December 31,
                                      ------------------------    ------------------------
                                         2004          2003         2004           2003
                                      ----------    ----------    ----------    ----------
                                           (unaudited)
Revenues:
  Oil and natural gas
   sales                              $   19,738    $   11,598    $   71,713    $   51,545
    Other                                    446            19           515           132
                                      $   20,184    $   11,617    $   72,228    $   51,677
Costs and expenses:
  Lease operating                          1,811         1,163         6,173         5,200
  Production taxes                           673           180         3,107         2,477
  General and
   administrative                          1,669         1,080         5,392         4,500
  Depletion of natural
   gas and oil
   properties                             12,450         5,119        28,824        16,972
  Depreciation and
   amortization                              178           180           722           629
  Accretion of discount
   on ARO                                     42            32           159           142
                                      $   16,823    $    7,754    $   44,377    $   29,920
Operating income                      $    3,361    $    3,863    $   27,851    $   21,757
Interest expense, net                       (636)       (1,038)       (3,144)       (4,815)
Interest income                               29             9            84            45
Other income (expense) (a)                   901          (351)          742          (601)
  Income before income
   taxes & cumulative
   effect of adoption of
   accounting principle               $    3,655    $    2,483    $   25,533    $   16,386
Income tax benefit                        (1,866)        1,636        (9,120)        1,636
Cumulative effect of
 adoption of accounting
 principle                                     -             -             -           268
  Net income                          $    1,769    $    4,119    $   16,413    $   18,290
Preferred stock dividends
 & accretion                                   -           521             -         3,448
Net income (loss) to
 common                               $    1,769    $    3,598    $   16,413    $   14,842
Net income (loss) to
 common per share:
Basic                                 $     0.04    $     0.11    $     0.41    $     0.64
Diluted                               $     0.04    $     0.10    $     0.39    $     0.53
Wt. Avg. common shares
 outstanding:
Basic                                     42,005        32,346        40,445        23,363
Diluted                                   43,151        38,457        41,616        34,354
(a) Includes non-cash
    gains/(losses) related
    to our derivative
    contracts:                        $      852    $     (419)   $      625    $     (669)

                           BRIGHAM EXPLORATION COMPANY
                PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA

                                         Three Months Ended             Year Ended
                                            December 31,                December 31,
                                      ------------------------    ------------------------
                                         2004          2003         2004           2003
                                      ----------    ----------    ----------    ----------
                                            (unaudited)
Avg. net daily production:
   Natural gas (MMcf)                       25.8          19.0          24.5          17.7
   Oil (Bbls)                              1,375         1,754         1,590         1,999
   Equivalent natural
    gas (MMcfe) (6:1)                       34.1          29.5          34.1          29.7
Total net production:
   Natural gas (MMcf)                      2,325         1,708         8,830         6,356
   Oil (MBbls)                               124           158           573           720
   Equivalent natural
    gas (MMcfe) (6:1)                      3,067         2,655        12,265        10,674
   % Natural gas                              76%           64%           72%           60%
Sales prices (Before hedging):
   Natural gas ($/Mcf)                $     6.56    $     4.36    $     6.05    $     5.68
   Oil ($/Bbl)                             47.84         29.76         40.13         30.79
   Equivalent natural gas
    ($/Mcfe) (6:1)                          6.90          4.58          6.23          5.46
Realized prices (Post hedging):
   Natural gas ($/Mcf) (a)            $     6.30    $     4.23    $     5.84    $     4.92
   Oil ($/Bbl) (a)                         41.19         27.67         35.17         28.17
   Equivalent natural gas
    ($/Mcfe) (6:1) (a)                      6.44          4.37          5.85          4.83

   (a) Includes the effects of
       hedging gains (losses) of:
         Natural gas ($/Mcf)          $    (0.26)   $    (0.13)   $    (0.21)   $    (0.76)
         Oil ($/Bbl)                       (6.65)        (2.09)        (4.96)        (2.62)

                     SUMMARY CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                          December 31,   December 31,
                                                             2004           2003
                                                          ------------   ------------
Assets:
    Current assets                                        $     20,994   $     20,835
    Natural gas and oil properties, net (full cost
     method)                                                   255,820        197,311
    Other property and equipment, net                            1,209          1,219
    Other non-current assets                                     2,125          4,851
        Total assets                                      $    280,148   $    224,216
Liabilities and stockholders' equity:
    Current liabilities                                   $     40,494   $     35,579
    Notes payable                                               21,000         19,000
    Senior subordinated notes                                   20,000         20,000
    Redeemable preferred stock, Series A                         9,520          8,794
    Deferred income tax liability                                6,875              -
    Other non-current liabilities                                2,986          2,498
        Total liabilities                                 $    100,875   $     85,871
Stockholders' equity                                           179,273        138,345
        Total liabilities and stockholders' equity        $    280,148   $    224,216

                           BRIGHAM EXPLORATION COMPANY
                  SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                         Three Months Ended             Year Ended
                                            December 31,                December 31,
                                      ------------------------    ------------------------
                                         2004          2003         2004           2003
                                      ----------    ----------    ----------    ----------
                                            (unaudited)
Cash flows from operating
 activities:
Net income                            $    1,769    $    4,119    $   16,413    $   18,290
Depletion, depreciation and
 amortization                             12,628         5,299        29,546        17,601
Accretion of discount on ARO                  42            32           159           142
Interest paid through issuance
 of add'l senior sub. notes                    -           308             -         1,196
Interest paid through issuance
 of add'l redeemable
 preferred stock                             188           179           726           340
Amortization of deferred loan
 fees                                        192           244           766         1,053
Mkt value adjustments for
 derivatives instruments                    (852)          419          (625)          669
Cumulative effect of adoption
 of change in acctg prin                       -             -             -          (268)
Tax benefit for the exercise of
 stock options                               577             -           577             -
Deferred income tax expense
 (benefit)                                 1,309        (1,636)        8,543        (1,636)
Changes in working capital and
 other items                               3,023           302           276         4,304
    Cash flows provided by
     operating activities             $   18,876    $    9,266    $   56,381    $   41,691
Cash flows used by investing
 activities                              (23,162)      (16,687)      (84,645)      (46,089)
Cash flows (used) provided by
 financing activities                     (2,384)        2,184        24,766        (5,141)
    Net increase (decrease) in
     cash and cash equivalents        $   (6,670)   $   (5,237)   $   (3,498)   $   (9,539)

                              SUMMARY PER MCFE DATA
                                   (unaudited)

                                         Three Months Ended             Year Ended
                                            December 31,                December 31,
                                      ------------------------    ------------------------
                                         2004          2003         2004           2003
                                      ----------    ----------    ----------    ----------
Revenues:
    Natural gas and oil sales         $     6.44    $     4.37    $     5.85    $     4.83
    Other revenue                           0.15          0.01          0.04          0.01
                                      $     6.59    $     4.38    $     5.89    $     4.84
Costs and expenses:
    Lease operating                         0.59          0.44          0.50          0.49
    Production taxes                        0.22          0.07          0.25          0.23
    General and administrative              0.54          0.41          0.44          0.42
    Depletion of natural gas
     and oil properties                     4.06          1.93          2.35          1.59
    Depreciation and
     amortization                           0.06          0.07          0.06          0.06
    Accretion of discount on ARO            0.01          0.01          0.01          0.01
                                      $     5.48    $     2.93    $     3.61    $     2.80
Operating income                      $     1.11    $     1.45    $     2.28    $     2.04
Interest expense, net (a)                  (0.20)        (0.45)        (0.25)        (0.45)
Other income (expense) (b)                  0.02          0.03          0.01          0.01
    Adjusted income before
     dividends & accretion            $     0.93    $     1.03    $     2.04    $     1.60

    (a) Calculated as interest expense minus interest income divided by production for period.
    (b) Excludes non-cash gains/(losses) arising from hedge accounting for certain of our oil and natural gas hedges

                         BRIGHAM EXPLORATION COMPANY
      SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF MARCH 2, 2005
                                 (unaudited)

                                                            FY 2005               FY 2006
                               Hedge                  -------------------   -------------------
                             Strategy         Q1         Q2         Q3         Q4         Q1
                           ------------    --------   --------   --------   --------   --------

Natural Gas Collars:
  Daily       MMBtu/d                         5,750      6,978      1,957        652         --
   volumes
  Floor       $/MMBtu      Cash flow       $  4.663   $  4.931   $  5.450   $  5.450         --
   (Purchased put)
  Cap         $/MMBtu      Cash flow       $  7.100   $  7.077   $  8.000   $  8.000         --
   (Written call)

Natural Gas Three Way Costless Collars:
  Daily       MMBtu/d                         2,333         --      3,261      2,174      1,667
   volumes
  Floor       $/MMBtu      Cash flow       $  6.400         --   $  6.000   $  6.380   $  6.750
   (Purchased put)
  Cap         $/MMBtu      Cash flow       $  7.640         --   $  7.200   $  8.000   $  8.800
  (Written call)
  Written     $/MMBtu      Undesignated    $  5.500         --   $  5.000   $  5.250   $  5.500
   put

Crude Oil Collars:
  Daily       Bbls/d                            305        205         --         --         --
   volumes
  Floor       $/Bbl        Cash flow       $  25.56   $  26.80         --         --         --
   (Purchased put)
  Cap         $/Bbl        Cash flow       $  30.18   $  32.51         --         --         --
   (Written call)

Crude Oil Three Way Costless Collars:
  Daily       Bbls/d                             --         --        163        163         --
   volumes
  Floor       $/Bbl        Cash flow             --         --   $  40.00   $  40.00         --
   (Purchased put)
  Cap         $/Bbl        Cash flow             --         --   $  53.00   $  53.00         --
   (Written call)
  Written     $/Bbl        Undesignated          --         --   $  30.00   $  30.00         --
    put

    Note: Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.

SOURCE  Brigham Exploration Company
    -0-                             03/03/2005
    /CONTACT: John Turner, Manager - Finance & Investor Relations of Brigham Exploration Company, +1-512-427-3300, or investor@bexp3d.com /
    /Web site:  http://www.bexp3d.com /